                                                                                                                                                                                                                                                                                                                                                                                     Ingersoll-Rand Company Limited
                                                                                                               Clarendon House
                                                                                                               2 Church Street
                                                                                                               Hamilton HM 11
                                                                                                               Bermuda
                                                                                                               www.irco.com

Contact:Wendy Bost (Media Contact)
                 (201) 573-3382
                 (917) 837-1614 (mobile)

 Joseph Fimbianti (Analyst Contact)
                (201) 573-3113

Ingersoll-Rand Reiterates its Earnings Guidance
for the 2004 Second Quarter and Full Year

Hamilton, Bermuda, June 3, 2004-Herbert L. Henkel, chairman, president and chief executive officer of leading diversified industrial firm Ingersoll-Rand Company Limited (NYSE:IR), today reiterated the company's previous earnings guidance for the 2004 second quarter and full year during the company's 2004 Analyst Meeting, held in Davidson, NC.

            "Due to ongoing strength in our major construction and industrial end markets, we continue to expect second-quarter earnings in the range of $1.20 to $1.30 per share," said Henkel. "This forecast reflects improvement of greater than 50 percent compared to second-quarter 2003 earnings of $0.81 per share.

            "Based on the developing macroeconomic environment, we also continue to expect full-year earnings per share from total operations to be in the range of $4.35 to $4.50. This represents a 30-percent to 35-percent increase compared to $3.34 from total operations in 2003. Full-year 2004 expectations exclude the gain on the sale of the Drilling Solutions business, which we expect to complete mid-year 2004."

            Henkel also said that full-year 2004 earnings reflect a tax rate of approximately 13.5 percent for continuing operations for the second half of the year. Free cash flow from operations in 2004 is expected to approximate $550 million.

            IR is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure.  The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and retail refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; and Ingersoll-Rand industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets.  Further information on IR can be found on the company's web site at www.irco.com.

            This news release includes "forward-looking statements" that involve risks and uncertainties.  Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements.  Additional information regarding risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the quarterly period ended March 31, 2004.

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